Exhibit 99.1

Press Release
Investor Relations Department Phone: 1-646-290-6400 TTC Group

FOR IMMEDIATE RELEASE

AROTECH REGAINS COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

Ann Arbor, Michigan, November 20, 2012 – Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and homeland security markets, today announced that on November 19, 2012 the Company received a letter from the Nasdaq’s Listing Qualifications Department notifying the Company that it had regained compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5450(a)(1), as its common stock had achieved a closing bid price of $1.00 or more for ten consecutive business days. This brings the Company into full compliance with all of the listing standards of the Nasdaq Global Market.

“Having regained full compliance with all of the listing standards of the Nasdaq Global Market, we look forward to continuing our long association with the Nasdaq Stock Market,” said Robert S. Ehrlich, Arotech’s Chairman of the Board and CEO.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers and advanced zinc-air and lithium batteries and chargers. Arotech operates through two major business divisions: Training and Simulation, and Battery and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan and research, development and production subsidiaries in Alabama, Michigan and Israel.

CONTACT:

Victor Allgeier, TTC Group, (646) 290-6400, vic@ttcominc.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.